EXHIBIT 23.0

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Enzon, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-64110, 333-18051 and 33-50904 on Form S-8 and Registration Statement Nos. 333-58269, 333-46117, 333-32093, 333-1535 and 333-30818 on Form S-3 of Enzon,
Inc. of our report dated August 8, 2002, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 annual report on Form 10-K of Enzon, Inc.


                                                                  /s/ KPMG LLP
                                                                  KPMG LLP

Short Hills, New Jersey
September 26, 2002


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